Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2027 Omnibus Incentive Plan of Aegon Ltd. of our reports dated March 25, 2026, with respect to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of Aegon Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ EY Accountants B.V.

The Hague, The Netherlands

November 12, 2026